DELTATHREE, Inc.
AMENDED AND RESTATED 1999 PERFORMANCE INCENTIVE PLAN

1. Purpose

The purposes of the Plan are to enable the Company and its Subsidiaries to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company's performance.

2. Definitions

Unless the context requires otherwise, the following words as used in the Plan shall have the meanings ascribed to each below, it being understood that masculine, feminine and neuter pronouns are used interchangeably and that each comprehends the others.

"Board" means the Board of Directors of the Company.

"Code" means the Internal Revenue Code of 1986, as amended.

"Common Stock" shall mean the Class A common shares, par value $0.001 per share, of the Company.

"Committee" means the Compensation Committee of the Board (or such other committee of the Board that the Board shall designate from time to time) consisting of two or more directors each of whom is a Disinterested Director.

"Company" means deltathree, Inc., a Delaware Corporation.

"Disinterested Director" shall mean both an “independent director” of the Company as set forth in Rule 4200(15) of the Nasdaq Marketplace Rules and a director who is a "Non-Employee Director" within the meaning of Rule 16b-3 under the Exchange Act.

"Effective Date" shall mean the date of July 5, 2006.

"Fair Market Value" shall mean, on any date, the closing price of a Share as reported on the National Association of Securities Dealers Automated Quotation/ Capital Market ("NASDAQ/Capital Market") (or on such other recognized market or quotation system on which the trading prices of the Share are traded or quoted at the relevant time).

"Participant" means (i) the Chief Executive Officer of the Company and (ii) each other key employee of the Company or a Subsidiary recommended by the Chief Executive Officer of the Company and approved by the Committee, or recommended by the Committee, to be a participant under the Plan.

"Performance Period" means each calendar year .

"Plan" means the deltathree, Inc. Amended and Restated 1999 Performance Incentive Plan, as set forth herein and as may be amended from time to time.

"Share" shall mean a share of Common Stock.

"Subsidiary" means any corporation of which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power of all classes of stock of such corporation and any other business organization, regardless of form, in which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined equity interests in such organization.

“Target” shall have the meaning ascribed to it in Section 4 hereof.

3. Administration

The Committee shall administer and interpret the Plan. The Committee shall establish the performance objectives for any calendar year in accordance with Section 4 and certify whether such performance objectives have been attained. Any determination made by the Committee under the Plan shall be final and conclusive; provided, however, that in the event there is a disagreement between the Committee and the Chief Executive Officer regarding the establishment of Targets for any calendar year, pursuant to Section 4(a), or regarding whether the Targets have been achieved, pursuant to Section 5, then the Committee shall present the plan or the conclusion of the committee to the entire Board for approval and the Board’s determination shall then be final and conclusive. The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or a Subsidiary) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual's willful misconduct.

4. Bonuses

(a) Performance Objectives and Targets for Company’s Chief Executive Officer. During each Performance Period by February 28 or within thirty (30) days after the establishment of a Board-approved Company budget, whichever occurs later, the Committee shall establish the performance objectives and targets (each, a “Target”) for performance objectives that must be satisfied in order for a Participant to receive a bonus for such Performance Period. For each Performance Period, the categories of the performance objectives with respect to the Company, a Subsidiary or a division or business unit of the Company or a Subsidiary, as determined by the Committee, will be as follows: (i) financial; (ii) strategic; and (iii) discretionary. In connection with establishing the performance objectives and Targets in each Performance Period, the Committee shall:

(i)	determine the relative weight of each of the three categories of performance objectives, expressed in percentage out of a total of 100%;
(ii)	determine the specific performance objectives/measures within each of the categories of performance objectives;
(iii)	determine the Targets for each performance objective, expressed in a percentage out of a total of 100%;
(iv)	determine the range of the minimum and the maximum achievement figure/criteria for each Target; and
(v)	make any other determination as it deems necessary.

The maximum amount payable in a specific category shall be determined based upon (A) the achievement of the Targets within such category of performance objectives and (B) the product of the total maximum amount payable for a Participant, pursuant to subsection c of this Section below, multiplied by the relative weight assigned to such category. In the event a Participant is not eligible for payment under one or two out of the three categories of performance objectives, this does not automatically preclude the Participant from being eligible to earn a payment under the other remaining category (or categories), subject to achieving the applicable performance objectives and Targets.

Performance equal to or below the minimum achievement figure/criteria for a Target shall result in no payment for such Target. Performance above the minimum achievement figure/criteria shall be pro-rated in proportion to the achievement above the minimum, up to the maximum achievement figure/criteria.

(b) Performance Objectives and Targets for Participants other than the Chief Executive Officer. During each Performance Period by February 15 or within thirty (30) days after the establishment of a Board-approved Company budget, whichever occurs later, the Company’s Chief Executive Officer shall recommend to the Committee the performance objectives and Targets for executive officers and other senior management of the Company. The Committee shall approve, or provide any changes to, the performance objectives and Targets by February 28 or within forty five (45) days after the establishment of a Board-Approved Company budget, whichever occurs later, of each Performance Period. The performance objectives and the method of calculating the Targets shall be as provided in subsection (a) above.

(c) Maximum Amount Payable.

(i) In the case of a Participant other than the Company’s Chief Executive Officer:

If the Committee certifies in writing that the performance objectives and Targets established for the relevant Performance Period under Section 4(a) and 4(b) have been satisfied, each Participant who is employed by the Company or one of its Subsidiaries on the last day of the Performance Period for which the bonus is payable shall be eligible to receive a bonus , calculated as a percentage of the Participant’s base salary, which shall be recommended by the Chief Executive Officer and approved by the Committee. The actual potential bonus for a Participant, other than the Chief Executive Officer, shall be determined for each Performance Period at the same time that the Chief Executive Officer recommends the performance objectives and Targets to the Committee. Factors that may be considered in determining a Participant’s potential bonus include, but are not limited to, seniority level and employment duration.

(ii) In the case of the Company’s Chief Executive Officer:

If the Committee certifies in writing that the performance objectives and Targets established for the relevant Performance Period under Section 4(a) and 4(b) have been satisfied, the Chief Executive Officer who is employed by the Company on the last day of the Performance Period for which the bonus is payable shall be eligible to receive a maximum bonus hereunder of up to 45% of such person’s base salary. The actual potential bonus for the Chief Executive Officer shall be determined by the Committee for each Performance Period at the time it determines the performance objectives and the Targets.

If a Participant's employment terminates for any reason (including, without limitation, his death, disability or retirement under the terms of any retirement plan maintained by the Company or a Subsidiary) prior to the last day of the Performance Period for which the bonus is payable but after March 31 of such Performance Period, the Committee shall determine whether a pro rated bonus shall be paid, provided that the maximum bonus for which such Participant shall be eligible shall be the amount applicable to such Participant under the preceding clause (i) or (ii) (as adjusted by clause (iii)) multiplied by a fraction, the numerator of which is the number of days that have elapsed during the Performance Period in which the termination occurs prior to and including the date of the Participant's termination of employment and the denominator of which is the total number of days in the Performance Period.

5. Payment and Certification

Except as otherwise provided hereunder, determination of payment of any bonus amount determined under Section 4 shall be made for the Company’s Chief Executive Officer after the Committee certifies that one or more of the applicable performance objectives have been attained, but in no event later than February 28 of the following Performance Period or within 30 days after the annual financial results have been determined for the applicable Performance Period, whichever occurs later. Payment of any bonus amount shall be made within 30 days after the completion of such determination.

Except as otherwise provided hereunder, the Chief Executive Officer shall provide a recommendation to the Committee of any bonus amount determined under Section 4 for each Participant after the Committee certifies that one or more of the applicable performance objectives have been attained, but in no event later than February 15 of the following Performance Period or within 30 days after the annual financial results have been determined for the applicable Performance Period, whichever occurs later. The Committee shall approve or provide any changes to, the bonus amounts by February 28 or within 15 days after receipt of the recommendation if such recommendations were provided to the Committee after February 15. Payment of any bonus amount shall be made within 30 days after the completion of such determination.

6. Form of Payment

The bonus payable under the Plan is payable in cash. Subject to agreement between the Participant and the Committee, the Participant may elect to receive all or a portion of his or her bonus payable hereunder in shares of Common Stock (based on the Fair Market Value of such shares at the time of payment). Any such shares shall be provided to the Participant pursuant to the Company’s 2004 Stock Incentive Plan, as amended.

7. General Provisions

(a) Effectiveness. The Plan shall become effective on the Effective Date.

(b) Amendment and Termination. Notwithstanding Section 8(a), the Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that, unless otherwise determined by the Board, an amendment that requires stockholder approval in order to comply with any law, regulation or stock exchange requirement shall not be effective unless approved by the requisite vote of the stockholders.

(c) Designation of Beneficiary. Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant's death. Such designation may be changed or canceled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant's spouse or, if no spouse survives the Participant, the Participant's estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be payable in equal shares, unless the Participant has designated otherwise.

(d) No Right of Continued Employment. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its Subsidiaries.

(e) Section 409A of the Code. Notwithstanding anything in Section 5 (Payment and Certification) or otherwise in the Plan to the contrary, the payment of any bonus under the Plan shall be made to the Participant in accordance with the requirements under Section 409A of the Code for short-term deferrals.

(f) No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

(g) Nonalienation of Benefits. Except as expressly provided herein, no Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant's interest under the Plan. The Company's obligations under this Plan are not assignable or transferable except to (i) a corporation which acquires all or substantially all of the Company's assets or (ii) any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant's beneficiaries, heirs, executors, administrators or successors in interest.

(h) Withholding. Any amount payable to a Participant or a beneficiary under this Plan shall be subject to any applicable Federal, state and local income and employment taxes and any other amounts that the Company or a Subsidiary is required at law to deduct and withhold from such payment.

(i) Exclusivity of Bonus. In the event that a Participant is entitled to a bonus, in any form, from the Company based on any arrangement or agreement with the Company other than this Plan, then such Participant shall receive his or her bonus under such agreement or arrangement and shall not be entitled to receive any bonus under this Plan.

(j) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(k) Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of New York.

(l) Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.